UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): September 6, 2016

ITT EDUCATIONAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13144	36-2061311
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

13000 North Meridian Street
Carmel, Indiana 46032-1404
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 706-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

As previously reported on a Form 8-K filed by ITT Educational Services, Inc. (the “Company”) on August 17, 2016, on August 11, 2016, the Company entered into a Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate (the “Purchase Agreement”) with New River Development, LLC (the “Buyer”), pursuant to which, subject to the satisfaction or waiver of certain contingencies, the Company would sell to the Buyer certain real property, consisting of a building totaling approximately 41,700 square feet and the related property located at 670 Carnegie Drive, San Bernardino, California (the “Property”), and the Company would lease back the Property for an initial term of 10 years. The Buyer has since cancelled the Purchase Agreement pursuant to the financing contingency and the due diligence contingency contained in the Purchase Agreement.  The cancellation was effective on September 12, 2016.  Pursuant to the Purchase Agreement, the Buyer had deposited $180,000 in escrow.  The Company expects that the parties will agree shortly to the cancellation of escrow, and it is anticipated that $179,900 of the deposit will be released to the Buyer and $100 of the deposit will be released to the Company.

Item 2.05	Costs Associated with Exit or Disposal Activities.

On September 6, 2016, the Company announced that it will permanently discontinue academic operations at all of its ITT Technical Institutes.  The Company stated that the actions of and sanctions from the U.S. Department of Education (which have been described in previous filings by the Company with the U.S. Securities and Exchange Commission and are incorporated by reference herein) have forced the Company to cease operations of the ITT Technical Institutes and it will not be offering its September quarter.  The Company also announced that effective on September 6, 2016, it had eliminated the positions of the overwhelming majority of its more than 8,000 employees.

At this time, the Company is exploring various alternatives related to its future course of action with respect to these matters, and therefore cannot state with certainty the particular course of action or its expected completion date.  Further, at this time, the Company is not able to estimate the total amount or range of amounts expected to be incurred in connection with this action or any of the major types of cost associated with the action, and is not able to estimate the amount or range of amounts of the charge that will result in future cash expenditures.

Item 2.06.	Material Impairments.

The information set forth in Item 2.05 of this Form 8-K is incorporated herein by reference.  The Company anticipates that an impairment charge will be required in connection with those matters, but has not reached a conclusion on the impaired assets.  Further, at this time, the Company is not able to estimate the amount or range of amounts of the impairment charge or the amount or range of amounts of the impairment charge that will result in future cash expenditures.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 6, 2016, the Company received a letter from NYSE Regulation (the “NYSE Letter”) that states that the staff of NYSE Regulation has determined to commence proceedings to delist the common stock of the Company (ticker symbol: ESI) from the New York Stock Exchange (“NYSE”).  The Company’s common stock was suspended immediately from trading on the NYSE on September 6, 2016.

The NYSE Letter states that NYSE Regulation reached its decision that the Company is no longer suitable for listing pursuant to the NYSE Listed Company Manual Section 802.01D.  The NYSE made a public announcement of that decision on September 6, 2016 via a press release. The NYSE Letter states that application to the Securities and Exchange Commission to delist the Company’s common stock is pending, subject to the completion of applicable procedures, including any appeal by the Company of NYSE Regulation’s decision. At this time, the Company does not intend to appeal the NYSE Regulation’s decision.

Except for the historical information contained herein, the matters discussed herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company’s management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties, including those discussed from time to time in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2016

ITT Educational Services, Inc.

By:	/s/ Rocco F. Tarasi, III
Name:	Rocco F. Tarasi, III
Title:	Executive Vice President, Chief
Financial Officer